Exhibit 99.1
January 30, 2025

Dow reports fourth quarter 2024 results
FINANCIAL HIGHLIGHTS
•Net sales were $10.4 billion, down 2% year-over-year, reflecting declines in Packaging & Specialty Plastics. Sequentially, net sales were down 4%, led by seasonal declines in Performance Materials & Coatings.

•Volume increased 1% compared to the year-ago period, with gains in most regions. Sequentially, volume decreased 1%, led by seasonally lower demand in Performance Materials & Coatings, partly offset by improved supply availability in Packaging & Specialty Plastics and Industrial Intermediates & Infrastructure.

•Local price was down 3% year-over-year and sequentially, with declines in all operating segments.

•Equity losses were $51 million, down $44 million compared to the year-ago period, primarily driven by lower integrated margins at our Thai joint ventures. Sequentially, equity earnings were down $53 million, driven by lower earnings at our principal joint ventures.

•GAAP net loss was $35 million, or $0.08 per share, including significant items totaling $0.08, primarily from restructuring and efficiency costs. Operating earnings per share¹ was $0.00. Both earnings per share and operating earnings per share include higher-than-expected non-cash tax adjustments of $0.27, primarily related to Argentina, amplified by inflation.

•Op. EBIT1 was $454 million, down $105 million year-over-year, primarily driven by lower prices, which were partly offset by higher operating rates and lower spending. Sequentially, Op. EBIT was down $187 million, reflecting lower integrated margins in Packaging & Specialty Plastics and seasonally lower demand in Performance Materials & Coatings.

•Cash provided by operating activities – continuing operations was $811 million, down $817 million year-over-year, primarily driven by a significant prior period working capital release from destocking. Sequentially, cash from operating activities was up $11 million.

•Returns to shareholders totaled $492 million of dividends in the quarter.

•The Company delivered 2024 full year net sales of $43.0 billion compared to $44.6 billion in 2023. GAAP net income was $1.2 billion, up from $660 million in 2023. Operating EBIT was $2.6 billion, down from $2.8 billion last year. Cash provided by operating activities – continuing operations was $2.9 billion compared to $5.2 billion in 2023. The Company delivered returns to shareholders of $2.5 billion, comprised of $2 billion in dividends and $0.5 billion in share repurchases in 2024.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except per share amounts	4Q24	4Q23	vs. SQLY [B / (W)]	3Q24	vs. PQ [B / (W)]
Net Sales	$10,405	$10,621	$(216)	$10,879	$(474)
GAAP Income (Loss), Net of Tax	$(35)	$(95)	$60	$240	$(275)
Operating EBIT[1]	$454	$559	$(105)	$641	$(187)
Operating EBIT Margin[1]	4.4%	5.3%	(90) bps	5.9%	(150) bps
Operating EBITDA[1]	$1,205	$1,216	$(11)	$1,382	$(177)
GAAP Earnings (Loss) Per Share	$(0.08)	$(0.15)	$0.07	$0.30	$(0.38)
Operating Earnings Per Share[1]	$0.00	$0.43	$(0.43)	$0.47	$(0.47)
Cash Provided by Operating Activities - Cont. Ops	$811	$1,628	$(817)	$800	$11

1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See page 6 for further discussion.
®™ Trademark of The Dow Chemical Company or an affiliated company of Dow

Dow reports fourth quarter 2024 results

CEO QUOTE
Jim Fitterling, chair and chief executive officer, commented on the quarter:

"Despite persistently weak macroeconomic conditions, Team Dow delivered our fifth consecutive quarter of year-over-year volume growth, leveraging our cost-advantaged footprint to capture resilient demand for high-value applications. In December, we signed a definitive agreement for the sale of a minority stake in select U.S. Gulf Coast infrastructure assets for expected cash proceeds of up to approximately $3 billion. The partnership represents a new business model designed to drive operational efficiencies and growth with new customers, while providing near-term financial flexibility. We also announced a strategic review of select European assets, and today we are announcing additional actions to deliver $1 billion of targeted cost reductions. These collective actions represent a continuation of Dow’s commitment to maintaining our strong financial foundation and supplementing near-term cash flow.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except margin percentages	4Q24	4Q23	vs. SQLY [B / (W)]	3Q24	vs. PQ [B / (W)]
Net Sales	$5,315	$5,641	$(326)	$5,516	$(201)
Operating EBIT	$447	$664	$(217)	$618	$(171)
Operating EBIT Margin	8.4%	11.8%	(340) bps	11.2%	(280) bps
Equity Earnings (Losses)	$(15)	$40	$(55)	$16	$(31)

Packaging & Specialty Plastics segment net sales in the quarter were $5.3 billion, down 6% versus the year-ago period. Local price decreased 5% year-over-year, primarily driven by lower functional polymers and polyethylene prices. Segment volume was down 1% year-over-year, as polyethylene demand growth was more than offset by lower merchant hydrocarbons and non-recurring licensing revenue. On a sequential basis, net sales were down 4%, primarily driven by lower polyethylene prices.

Equity losses were $15 million, a decrease of $55 million compared to the prior year, led by lower integrated margins at the Thai joint ventures. Sequentially, equity earnings were down $31 million, driven by lower earnings at our principal joint ventures.

Op. EBIT was $447 million, a decrease of $217 million compared to the year-ago period, driven by lower integrated margins, licensing revenue, and reduced equity earnings. Sequentially, Op. EBIT decreased by $171 million, due to lower integrated margins and equity earnings, partly offset by the restart of a cracker in Texas and lower planned maintenance activity.

Packaging and Specialty Plastics business reported a net sales decrease versus the year-ago period, driven by lower functional polymers and polyethylene prices, primarily in Asia Pacific, partly offset by higher demand for flexible food and specialty packaging in all regions except Latin America. Sequentially, net sales decreased, as higher demand for industrial and consumer packaging was more than offset by lower prices.

Hydrocarbons & Energy business reported a net sales decline compared to the year-ago period, driven by lower merchant olefins demand and aromatics prices. Sequentially, net sales decreased, as higher third-party olefins demand from improved supply availability after the restart of a cracker in Texas was more than offset by lower olefins and aromatics prices.

Dow reports fourth quarter 2024 results

Industrial Intermediates & Infrastructure

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except margin percentages	4Q24	4Q23	vs. SQLY [B / (W)]	3Q24	vs. PQ [B / (W)]
Net Sales	$2,948	$2,948	$0	$2,962	$(14)
Operating EBIT	$84	$15	$69	$(53)	$137
Operating EBIT Margin	2.8%	0.5%	230 bps	(1.8)%	460 bps
Equity Earnings (Losses)	$(39)	$(57)	$18	$(17)	$(22)

Industrial Intermediates & Infrastructure segment net sales were $2.9 billion, flat versus the year-ago period. Local price declined 1% year-over-year. Volume increased 1% year-over-year, driven by improved supply availability in Industrial Solutions, partially offset by lower volumes in Polyurethanes & Construction Chemicals. On a sequential basis, net sales were flat as seasonal increases in deicing fluid demand offset local price declines and seasonally lower volumes in building & construction.

Equity losses for the segment were $39 million, an improvement of $18 million versus the year-ago period, driven by improved MEG margins at the Kuwait joint ventures. Equity losses in the prior quarter were $17 million. Sequentially, the earnings decline was primarily driven by price declines in Asia Pacific at Sadara.

Op. EBIT increased $69 million versus the year-ago period, primarily driven by higher operating rates and improved supply availability in our Industrial Solutions business. On a sequential basis, Operating EBIT increased by $137 million, driven by lower planned maintenance activity and higher operating rates that were partially offset by local price declines.

Polyurethanes & Construction Chemicals business reported a decrease in net sales compared to the year-ago period, driven by lower volumes primarily in Asia Pacific and Europe, the Middle East, Africa and India (EMEAI). Sequentially, net sales decreased, driven by seasonally lower demand in building & construction applications.

Industrial Solutions business reported an increase in net sales compared to the year-ago period, as local price declines were more than offset by volume gains in all regions on improved supply availability following the restart and continued ramp-up from an outage at Louisiana Operations. Sequentially, net sales increased, driven by higher ethylene oxide project-related catalyst sales and seasonally higher demand for deicing fluids, partly offset by local price declines.

Performance Materials & Coatings

	Three Months Ended Dec 31			Three Months Ended Sep 30
In millions, except margin percentages	4Q24	4Q23	vs. SQLY [B / (W)]	3Q24	vs. PQ [B / (W)]
Net Sales	$1,965	$1,894	$71	$2,214	$(249)
Operating EBIT	$(9)	$(61)	$52	$140	$(149)
Operating EBIT Margin	(0.5)%	(3.2)%	270 bps	6.3%	(680) bps
Equity Earnings (Losses)	$2	$6	$(4)	$1	$1

Performance Materials & Coatings segment net sales in the quarter were $2 billion, up 4% versus the year-ago period. Local price decreased 2% year-over-year, primarily driven by lower prices in Consumer Solutions. Volume was up 5% year-over-year, driven by gains in both businesses. On a sequential basis, net sales were down 11%, primarily from seasonally lower demand.

Op. EBIT increased $52 million versus the year-ago period, driven by volume gains as well as lower fixed costs. Sequentially, Op. EBIT decreased $149 million, driven by seasonally lower demand and operating rates.

Dow reports fourth quarter 2024 results

Consumer Solutions business reported an increase in net sales versus the year-ago period, driven by volume gains across all downstream end markets, led by infrastructure, home care, and electronics, as well as in upstream siloxanes. Sequentially, net sales decreased primarily driven by lower seasonal demand.

Coatings & Performance Monomers business reported an increase in net sales compared to the year-ago period, driven by higher merchant monomers volumes in the U.S. & Canada, which were partly offset by lower volumes in EMEAI. Sequentially, net sales decreased, primarily from seasonally lower demand for pavement markings and architectural coatings.

OUTLOOK

“We remain confident that Dow will benefit from the completion of our near-term incremental growth projects and an enhanced focus on operational discipline in 2025. In addition, we are optimistic that we will see further demand growth in attractive end markets such as packaging, energy and electronics,” said Fitterling. “Our differentiated portfolio and strong balance sheet enable us to deliver on all our capital allocation priorities, including an industry-leading dividend. Until we see more definitive indications of a true recovery taking hold – and in order to deliver improved margins – we are taking actions to reduce our costs by $1 billion as well as our 2025 CapEx plans by $300 - 500 million. We will complete these actions while staying the course on our long-term strategic priorities. Our proactive interventions are necessary for Dow to continue to successfully navigate this economic downcycle.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 30 countries and employ approximately 36,000 people. Dow delivered sales of approximately $43 billion in 2024. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

###

For further information, please contact:

Investors:	Media:
Andrew Riker	Sarah Young
ajriker@dow.com	syoung3@dow.com
+1 989-633-5564	+1 989-638-6871

Dow reports fourth quarter 2024 results

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business, logistics, and supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities; and any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company and its consolidated subsidiaries assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Invested Capital ("ROC") is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Twelve Months Ended
	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net sales	$10,405	$10,621	$42,964	$44,622
Cost of sales	9,470	9,646	38,358	39,742
Research and development expenses	202	213	810	829
Selling, general and administrative expenses	353	411	1,581	1,627
Amortization of intangibles	76	81	310	324
Restructuring and asset related charges (credits) - net	34	(21)	103	528
Equity in losses of nonconsolidated affiliates	(51)	(7)	(6)	(119)
Sundry income (expense) - net	159	(482)	415	(280)
Interest income	57	43	200	229
Interest expense and amortization of debt discount	216	197	811	746
Income (loss) before income taxes	219	(352)	1,600	656
Provision (credit) for income taxes	254	(257)	399	(4)
Net income (loss)	(35)	(95)	1,201	660
Net income attributable to noncontrolling interests	18	10	85	71
Net income (loss) available for Dow Inc. common stockholders	$(53)	$(105)	$1,116	$589
	—	—	—	—
Per common share data:
Earnings (loss) per common share - basic	$(0.08)	$(0.15)	$1.57	$0.82
Earnings (loss) per common share - diluted	$(0.08)	$(0.15)	$1.57	$0.82

Weighted-average common shares outstanding - basic	704.7	703.6	703.8	705.7
Weighted-average common shares outstanding - diluted	704.7	703.6	705.1	709.0

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Dec 31, 2024	Dec 31, 2023
Assets
Current Assets
Cash and cash equivalents	$2,189	$2,987
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2024: $95; 2023: $81)	4,756	4,718
Other	2,108	1,896
Inventories	6,544	6,076
Other current assets	993	1,937
Total current assets	16,590	17,614
Investments
Investment in nonconsolidated affiliates	1,266	1,267
Other investments (investments carried at fair value - 2024: $2,047; 2023: $1,877)	3,033	2,740
Noncurrent receivables	380	438
Total investments	4,679	4,445
Property
Property	62,121	60,203
Less: Accumulated depreciation	40,117	39,137
Net property	22,004	21,066
Other Assets
Goodwill	8,565	8,641
Other intangible assets (net of accumulated amortization - 2024: $5,394; 2023: $5,374)	1,721	2,072
Operating lease right-of-use assets	1,268	1,320
Deferred income tax assets	1,257	1,486
Deferred charges and other assets	1,228	1,323
Total other assets	14,039	14,842
Total Assets	$57,312	$57,967
Liabilities and Equity
Current Liabilities
Notes payable	$135	$62
Long-term debt due within one year	497	117
Accounts payable:
Trade	4,847	4,529
Other	1,694	1,797
Operating lease liabilities - current	318	329
Income taxes payable	276	419
Accrued and other current liabilities	2,521	2,704
Total current liabilities	10,288	9,957
Long-Term Debt	15,711	14,907
Other Noncurrent Liabilities
Deferred income tax liabilities	392	399
Pension and other postretirement benefits - noncurrent	4,736	4,932
Asbestos-related liabilities - noncurrent	713	788
Operating lease liabilities - noncurrent	984	1,032
Other noncurrent obligations	6,637	6,844
Total other noncurrent liabilities	13,462	13,995
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2024: 784,471,939 shares; 2023: 778,595,514 shares)	8	8
Additional paid-in capital	9,203	8,880
Retained earnings	20,909	21,774
Accumulated other comprehensive loss	(8,110)	(7,681)
Treasury stock at cost (2024: 80,859,145 shares; 2023: 76,302,081 shares)	(4,655)	(4,374)
Dow Inc.’s stockholders’ equity	17,355	18,607
Noncontrolling interests	496	501
Total equity	17,851	19,108
Total Liabilities and Equity	$57,312	$57,967

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited) For the years ended Dec 31,	2024	2023
Operating Activities
Net income	$1,201	$660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,894	2,611
Provision (credit) for deferred income tax	135	(1,222)
Earnings of nonconsolidated affiliates less than dividends received	348	387
Net periodic pension benefit cost (credit)	(210)	548
Pension contributions	(121)	(142)
Net gain on sales of assets, businesses and investments	(65)	(70)
Restructuring and asset related charges - net	103	528
Other net loss	239	796
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(224)	1,161
Inventories	(529)	844
Accounts payable	278	(734)
Other assets and liabilities, net	(1,146)	(203)
Cash provided by operating activities - continuing operations	2,903	5,164
Cash provided by operating activities - discontinued operations	11	32
Cash provided by operating activities	2,914	5,196
Investing Activities
Capital expenditures	(2,940)	(2,356)
Investment in gas field developments	(203)	(215)
Purchases of previously leased assets	—	(7)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	234	95
Acquisitions of property and businesses, net of cash acquired	(125)	(114)
Investments in and loans to nonconsolidated affiliates	(28)	(5)
Distributions and loan repayments from nonconsolidated affiliates	—	2
Proceeds from sales of ownership interests in nonconsolidated affiliates	—	63
Purchases of investments	(1,809)	(2,288)
Proceeds from sales and maturities of investments	2,536	1,958
Other investing activities, net	(33)	(61)
Cash used for investing activities	(2,368)	(2,928)
Financing Activities
Changes in short-term notes payable	(61)	(249)
Proceeds from issuance of short-term debt greater than three months	143	—
Payments on short-term debt greater than three months	(17)	—
Proceeds from issuance of long-term debt	1,467	104
Payments on long-term debt	(267)	(446)
Collections on securitization programs, net of remittances	(9)	18
Purchases of treasury stock	(494)	(625)
Proceeds from issuance of stock	166	188
Transaction financing, debt issuance and other costs	(14)	(2)
Employee taxes paid for share-based payment arrangements	(39)	(42)
Distributions to noncontrolling interests	(77)	(89)
Dividends paid to stockholders	(1,966)	(1,972)
Cash used for financing activities	(1,168)	(3,115)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(163)	(45)
Summary
Decrease in cash, cash equivalents and restricted cash	(785)	(892)
Cash, cash equivalents and restricted cash at beginning of year	3,048	3,940
Cash, cash equivalents and restricted cash at end of year	$2,263	$3,048
Less: Restricted cash and cash equivalents, included in "Other current assets"	74	61
Cash and cash equivalents at end of year	$2,189	$2,987

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Packaging & Specialty Plastics	$5,315	$5,641	$21,776	$23,149
Industrial Intermediates & Infrastructure	2,948	2,948	11,869	12,538
Performance Materials & Coatings	1,965	1,894	8,574	8,497
Corporate	177	138	745	438
Total	$10,405	$10,621	$42,964	$44,622
U.S. & Canada	$3,953	$3,973	$16,423	$16,640
EMEAI [1]	3,334	3,312	13,958	14,537
Asia Pacific	1,995	2,094	7,707	8,266
Latin America	1,123	1,242	4,876	5,179
Total	$10,405	$10,621	$42,964	$44,622

Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2024				Twelve Months Ended Dec 31, 2024
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(5)%	—%	(1)%	(6)%	(4)%	—%	(2)%	(6)%
Industrial Intermediates & Infrastructure	(1)	—	1	—	(6)	—	1	(5)
Performance Materials & Coatings	(2)	1	5	4	(3)	(1)	5	1
Total	(3)%	—%	1%	(2)%	(4)%	—%	—%	(4)%
Total, excluding the Hydrocarbons & Energy business	(3)%	—%	2%	(1)%	(5)%	—%	3%	(2)%
U.S. & Canada	(3)%	—%	2%	(1)%	(3)%	—%	2%	(1)%
EMEAI [1]	(1)	1	1	1	(4)	—	—	(4)
Asia Pacific	(6)	—	1	(5)	(6)	(1)	—	(7)
Latin America	(6)	—	(4)	(10)	(5)	—	(1)	(6)
Total	(3)%	—%	1%	(2)%	(4)%	—%	—%	(4)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Dec 31, 2024
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(5)%	—%	1%	(4)%
Industrial Intermediates & Infrastructure	(1)	—	1	—
Performance Materials & Coatings	(2)	—	(9)	(11)
Total	(3)%	—%	(1)%	(4)%
Total, excluding the Hydrocarbons & Energy business	(3)%	—%	(2)%	(5)%
U.S. & Canada	(4)%	—%	(1)%	(5)%
EMEAI [1]	(3)	—	(4)	(7)
Asia Pacific	(4)	1	9	6
Latin America	(3)	—	(9)	(12)
Total	(3)%	—%	(1)%	(4)%
1.Europe, Middle East, Africa, and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Packaging & Specialty Plastics		$447	$664	$2,373	$2,700
Industrial Intermediates & Infrastructure		84	15	125	124
Performance Materials & Coatings		(9)	(61)	318	219
Corporate		(68)	(59)	(228)	(265)
Total		$454	$559	$2,588	$2,778

Depreciation and Amortization by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Packaging & Specialty Plastics		$385	$324	$1,483	$1,285
Industrial Intermediates & Infrastructure		156	133	599	524
Performance Materials & Coatings		198	195	776	778
Corporate		12	5	36	24
Total		$751	$657	$2,894	$2,611

Operating EBITDA by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Packaging & Specialty Plastics		$832	$988	$3,856	$3,985
Industrial Intermediates & Infrastructure		240	148	724	648
Performance Materials & Coatings		189	134	1,094	997
Corporate		(56)	(54)	(192)	(241)
Total		$1,205	$1,216	$5,482	$5,389

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Twelve Months Ended
In millions (Unaudited)		Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Packaging & Specialty Plastics		$(15)	$40	$81	$130
Industrial Intermediates & Infrastructure		(39)	(57)	(102)	(276)
Performance Materials & Coatings		2	6	11	20
Corporate		1	4	4	7
Total		$(51)	$(7)	$(6)	$(119)

Reconciliation of "Net Income (Loss)" to "Operating EBIT"	Three Months Ended			Twelve Months Ended
In millions (Unaudited)	Sep 30, 2024	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net income (loss)	$240	$(35)	$(95)	$1,201	$660
+ Provision (credit) for income taxes	84	254	(257)	399	(4)
Income (loss) before income taxes	$324	$219	$(352)	$1,600	$656
- Interest income	36	57	43	200	229
+ Interest expense and amortization of debt discount	199	216	197	811	746
- Significant items	(154)	(76)	(757)	(377)	(1,605)
Operating EBIT (non-GAAP)	$641	$454	$559	$2,588	$2,778

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$219	$(53)	$(0.08)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(89)	(68)	(0.10)	Cost of sales ($60 million); R&D ($1 million); SG&A ($12 million); Restructuring and asset related charges - net ($34 million); offset by Sundry income (expense) - net ($18 million)
Indemnifications and other transaction related costs [5]	13	13	0.02	Sundry income (expense) - net
Total significant items	$(76)	$(55)	$(0.08)
Operating results (non-GAAP)	$295	$2	$0.00

Significant Items Impacting Results for the Three Months Ended Dec 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(352)	$(105)	$(0.15)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(53)	(41)	(0.05)	Cost of sales ($55 million); R&D ($1 million); SG&A ($18 million); offset by Restructuring and asset related charges - net ($21 million)
Litigation related charges, awards and adjustments [6]	106	87	0.12	Sundry income (expense) - net
Argentine peso devaluation [7]	(177)	(67)	(0.09)	Cost of sales ($68 million); Sundry income (expense) - net ($109 million)
Pension settlement charges [8]	(642)	(493)	(0.70)	Sundry income (expense) - net
Indemnifications and other transaction related costs [5]	9	9	0.01	Sundry income (expense) - net
Income tax related items [9]	—	94	0.13	Provision for income taxes
Total significant items	$(757)	$(411)	$(0.58)
Operating results (non-GAAP)	$405	$306	$0.43
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes certain gains associated with a previously impaired equity investments in 2024 and partial offset for a credit from a prior restructuring program in 2023.
5.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
6.Related to a gain associated with a legal matter with Nova Chemicals Corporation.
7.Foreign currency losses and inventory valuation impacts related to the devaluation of the Argentine peso by the Argentina government in December 2023.
8.Non-cash settlement charges related to the purchase of nonparticipating group annuity contracts for certain Company pension plans in the United States and Canada.
9.Related to deferred tax assets in a foreign jurisdiction partially offset by an adjustment to certain foreign tax reserves.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,600	$1,116	$1.57
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(315)	(245)	(0.35)	Cost of sales ($184 million); R&D ($4 million); SG&A ($42 million); Restructuring and asset related charges - net ($103 million); offset by Sundry income (expense) - net ($18 million)
Indemnifications and other transaction related costs [5]	(62)	(45)	(0.06)	Cost of sales ($75 million); offset by Sundry income (expense) - net ($13 million)
Income tax related items [6]	—	194	0.27	Provision for income taxes
Total significant items	$(377)	$(96)	$(0.14)
Operating results (non-GAAP)	$1,977	$1,212	$1.71

Significant Items Impacting Results for the Twelve Months Ended Dec 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$656	$589	$0.82
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(741)	(583)	(0.81)	Cost of sales ($170 million); R&D ($4 million); SG&A ($69 million); Restructuring and asset related charges - net ($528 million); offset by Sundry income (expense) - net ($30 million)
Litigation related charges, awards and adjustments [7]	(71)	(51)	(0.07)	Cost of sales ($177 million); offset by Sundry income (expense) - net ($106 million)
Argentine peso devaluation [8]	(177)	(67)	(0.09)	Cost of sales ($68 million); Sundry income (expense) - net ($109 million)
Pension settlement charges [9]	(642)	(493)	(0.70)	Sundry income (expense) - net
Indemnifications and other transaction related costs [5]	26	29	0.04	Sundry income (expense) - net
Income tax related items [10]	—	151	0.21	Provision for income taxes
Total significant items	$(1,605)	$(1,014)	$(1.42)
Operating results (non-GAAP)	$2,261	$1,603	$2.24
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes certain gains associated with a previously impaired equity investment and impairment charges related to the write-down of certain manufacturing assets in 2024, and certain gains and losses associated with previously impaired equity investments and a credit from a prior restructuring program in 2023.
5.Includes charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation. Also includes a charge related to an arbitration settlement agreement for historical product claims from a divested business in 2024.
6.Reassessment of interest and penalties related to a tax matter in a foreign jurisdiction.
7.Includes a loss associated with legacy agricultural products groundwater contamination matters, partially offset by a gain associated with a legal matter with Nova Chemicals Corporation.
8.Foreign currency losses and inventory valuation impacts related to the devaluation of the Argentine peso by the Argentina government in December 2023.
9.Non-cash settlement charges related to the purchase of nonparticipating group annuity contracts for certain Company pension plans in the United States and Canada.
10.Related to deferred tax assets in a foreign jurisdiction partially offset by a remeasurement of uncertain tax positions, and an adjustment to certain foreign tax reserves.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$324	$214	$0.30
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(79)	(62)	(0.09)	Cost of sales ($47 million); R&D ($1 million); SG&A ($7 million); Restructuring and asset related charges - net ($24 million)
Indemnification and other transaction related costs [5]	(75)	(58)	(0.08)	Cost of sales
Total significant items	$(154)	$(120)	$(0.17)
Operating results (non-GAAP)	$478	$334	$0.47
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes impairment charges related to the write-down of certain manufacturing assets.
5.Includes charges related to an arbitration settlement agreement for historical product claims from a divested business.

Reconciliation of Free Cash Flow	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Cash provided by operating activities - continuing operations (GAAP)	$811	$1,628	$2,903	$5,164
Capital expenditures	(767)	(758)	(2,940)	(2,356)
Free Cash Flow (non-GAAP)	$44	$870	$(37)	$2,808

Reconciliation of Cash Flow Conversion	Three Months Ended
	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024
In millions (Unaudited)
Cash provided by operating activities - continuing operations (GAAP)	$460	$832	$800	$811
Net income (loss) (GAAP) [1]	$538	$458	$240	$(35)
Cash flow from operations to net income (GAAP)	85.5%	181.7%	333.3%	N/A
Cash flow from operations to net income - trailing twelve months (GAAP)				241.7%
Operating EBITDA (non-GAAP)	$1,394	$1,501	$1,382	$1,205
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	33.0%	55.4%	57.9%	67.3%
Cash Flow Conversion - trailing twelve months (non-GAAP)				53.0%
1.Cash flow from operations to net income is not applicable for the fourth quarter of 2024 due to a net loss for the period.